Exhibit 10.1

Avaya Inc.

December 20, 2017

Kevin J. Kennedy
Re:    Transition and Consulting Services Letter Agreement
Dear Kevin:
This letter agreement (this “Letter Agreement”) will confirm our understanding regarding your transition services and consulting services arrangements with Avaya Inc. (the “Company”).
As a condition to the Company’s entry into this Letter Agreement, you and the Company hereby mutually agree that, effective as of the effective date of the Company’s Chapter 11 Plan (the “Emergence Date”), (i) the Executive Employment Agreement, dated November 26, 2008, by and among you, the Company and Sierra Holdings Corp. (as amended, the “Employment Agreement”), and the Executive Change in Control Agreement, dated May 13, 2016, by and between you and the Company (the “CIC Agreement”), will each terminate, and (ii) you will cease participation in the Avaya Inc. Involuntary Separation Plan for Senior Officers, as amended, in each case, without payment of any amounts thereunder or any obligations or liability with respect to the Company.
1.Transition. You acknowledge and agree that your employment as Chief Executive Officer and President of the Company terminated effective October 1, 2017 (the “Transition Date”). Effective as of the Transition Date, you are deemed to have resigned, automatically and without the need for any further actions, from all of your positions, offices and directorships with the Company and all of its affiliates and subsidiaries, and you will execute any documentation necessary to effectuate such resignation; provided that you will continue to provide the Consulting Services (as defined below) as a consultant from and after `the Emergence Date. You acknowledge and agree that your transition as provided for herein on the Transition Date does not constitute (A) “good reason” to terminate your employment under any of your arrangements with the Company or any of its affiliates or subsidiaries (including, without limitation, the Employment Agreement and the CIC Agreement) or (B) a termination of your employment requiring repayment under that certain Retention Bonus Agreement, by and between you and the Company, dated as of May 13, 2016. The Company acknowledges and agrees that you as an employee have provided the transition services which consisted of transitioning your duties and responsibilities to the Company’s newly-appointed Chief Executive Officer (the “Successor CEO”) and providing other services as determined by the Company’s Board of Directors (the “Board”) and the Successor CEO or as otherwise reasonably requested by the Successor CEO from time to time. Except as expressly provided in paragraph 3(c)

of this Letter Agreement, the Emergence Date will be the termination date of your employment for all purposes, and you acknowledge and agree that, after the Emergence Date, you shall not (except as specifically set forth herein) participate in or receive, any of the benefits, rights, privileges, interests or perquisites that the Company or any of its subsidiaries or affiliates extends to any of their respective employees, including relating to any employee benefit plan, program, policy or arrangement (collectively, all of the foregoing, “Benefits”). You hereby reject and release any and all right, claim or interest to any Benefits following the Emergence Date.
2.    Post-Emergence Consulting Period.
(a)    During the period commencing on the Emergence Date and ending on the second anniversary of the Emergence Date, subject to earlier termination as provided for herein (such period, the “Post-Emergence Consulting Period”), you will serve as a consultant to the Company. In this capacity, you will provide the Successor CEO with consulting services as determined by the Successor CEO and the Board or as otherwise reasonably requested by the Successor CEO from time to time (the “Consulting Services”), including with respect to (i) Company strategy and strategic alternatives, (ii) mergers and acquisitions, (iii) matters related to the Company’s status as a publicly traded enterprise, (iv) customer engagement, (v) technology, research, and development, (vi) board structure and preparation, and (vii) such other matters as the Successor CEO may reasonably request from time to time.
(b)    During the Post-Emergence Consulting Period, you shall be an independent contractor of the Company. Nothing in this Letter Agreement is intended to, or shall be deemed or construed to, create any partnership, agency, joint venture or employment relationship between or among you, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand. The Company shall not, with respect to the Consulting Services, exercise or have the power to exercise such level of control over you as would indicate or establish that a relationship of employer and employee exists between you and the Company. Notwithstanding anything to the contrary in the foregoing, the Consulting Services are subject to the approval of the Company and shall be subject to the Company’s general right of supervision to secure the satisfactory performance thereof. During the Post-Emergence Consulting Period, the Company agrees to provide you with the administrative support requested to facilitate performing the Consulting Services but shall not integrate you into operations.
(c)    You will comply with all applicable laws, rules, regulations, orders, directives and requirements, including those governing the communications industry and the collection, use, storage and disclosure of information during the Post-Emergence Consulting Period. You represent that, through the Post-Emergence Consulting Period, you will maintain appropriate controls and procedures to ensure such compliance. During the Post-Emergence Consulting Period, you do not have any right or authority, express or implied, to act on behalf of, assume or create any obligation

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or responsibility, or otherwise bind the Company in any way. You shall not make any contrary representation to any third party. Accordingly, during the Post-Emergence Consulting Period, you may not enter into any agreements on behalf of or purport to bind the Company or any of its subsidiaries or affiliates, or represent to any person or entity that you have the power to create any obligation, express or implied, on behalf of the Company or any of its subsidiaries or affiliates.
3.    Payments and Benefits. Subject to your performance of the obligations herein, including, without limitation, the services set forth in paragraph 2 above, and your execution, delivery and non-revocation of (i) the Release attached hereto as Exhibit A, to be executed following the Emergence Date, but in no event later than the thirtieth (30th) day following the Emergence Date, and (ii) the Release attached hereto as Exhibit B, to be executed within thirty (30) days of the end of the Post-Emergence Consulting Period, in full settlement of any compensation or benefits to which you otherwise could claim to be entitled, and in exchange for the mutual promises, covenants, releases, and waivers set forth in this Letter Agreement, the Company will provide you with the following payments and benefits:
(a)    Compensation through and including the Emergence Date. The Company agrees and acknowledges that you provided the transition services and that you are entitled to receive your base salary (as in effect on the Transition Date) through and including the Emergence Date and participate in the Company’s Key Employee Incentive Plan (“KEIP”), as in effect on the day immediately preceding the Transition Date, in accordance with the terms and conditions of the KEIP.
(b)    Fees for the Post-Emergence Consulting Period.

(i)
Commencing on the day immediately following the Emergence Date, so long as you continue to provide services hereunder, you will be paid $1,900,000 per year in cash (the “Annual Consulting Fee”), payable monthly in advance commencing not later than three (3) business days from the date hereof and pro-rated for any partial months of service. Additionally, during the Post-Emergence Consulting Period, so long as you continue to provide services hereunder, you will be eligible to receive an annual cash consulting completion fee (the “Annual Consulting Completion Fee”) in an amount not to exceed a maximum of $2,475,000 per year (the “Target Annual Consulting Completion Fee”), based on achievement of performance goals for you that are reasonably within your control as established by the Successor CEO in consultation with you and the Compensation Committee of the Board in good faith; provided that, in any event, your actual Annual Consulting Completion Fee will not be less than $1,900,000 for either 12-month period during the Post-Emergence Consulting Period. Each Annual Consulting Completion

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Fee, if earned, will be paid to you within thirty (30) days of the end of the 12-month performance period with respect to which such Annual Consulting Completion Fee relates. For the avoidance of doubt, you will not be entitled to any fees, including, without limitation, any Annual Consulting Fees and Annual Consulting Completion Fees, for the period following termination of the Consulting Services, except as earned prior to the termination date and as set forth in paragraph 3(b)(ii).

(ii)
If the Company terminates the Consulting Services prior to the second anniversary of the Emergence Date for any reason other than a “Disqualifying Reason” (as defined below) then, still subject to your execution, delivery and non-revocation of the Release attached hereto as Exhibit B within thirty (30) days of the termination date, you will receive an amount equal to (A) the Annual Consulting Fees and the Target Annual Consulting Completion Fees payable for the entire Post-Emergence Consulting Period, reduced by (B) the Annual Consulting Fees and the Annual Consulting Completion Fees actually paid to you from the Emergence Date through the termination date (the “Early Termination Fee”). The Early Termination Fee will be paid in cash on the fifth day following the date on which the Release becomes effective and non-revocable (such date, the “Release Effective Date”), provided that if the Release consideration period spans two calendar years, and the Release Effective Date occurs in the first calendar year, the Early Termination Fee will be paid in the first payroll period of the second calendar year. For the avoidance of doubt, you will not be entitled to any fees, including, without limitation, any Annual Consulting Fees and Annual Consulting Completion Fees, for the period following termination of the Consulting Services, except as earned prior to the termination date and as set forth in this paragraph 3(b)(ii).

(iii)
“Disqualifying Reason” means any of your (A) failure to perform the Consulting Services that continues for more than ten (10) days following the Company’s written notice of such failure, (B) fraud or intentional misconduct in the performance of the Consulting Services, (C) material breach of any material Company policy, or (D) material breach of any of the restrictive covenants set forth in Appendix I attached hereto.

(c)    Health Benefits. Until the Emergence Date, you will continue to be eligible to participate in the Company’s health benefit plans, as in effect from time to time. Thereafter, until the date that is thirty (30)-months following the Emergence Date (the “Benefits Reimbursement Cessation Date”), the Company will assist you with your health benefits expenses on the terms and

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conditions set forth herein. Subject to your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will reimburse you for your actually incurred COBRA premiums for as long as you remain eligible for such COBRA coverage. From the date on which you cease to be eligible for COBRA coverage until the Benefits Reimbursement Cessation Date, the Company will reimburse you for your costs actually incurred in purchasing health insurance that is equivalent to (and no more or less favorable than) your existing medical coverage provided by the Company (or if such medical coverage is unavailable, for the cost of your necessary out-of-pocket medical expenses). The Company may modify the terms of this paragraph 3(c) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable). Notwithstanding the foregoing, in the event that you obtain other employment that offers group health benefits, the benefits and reimbursements provided hereunder will immediately cease.

4.    Release of Bankruptcy Claims. Effective as of the Emergence Date, (a) the Company, both in its capacity as Debtor-in-Possession and as the Reorganized Debtor, does hereby release you and all of your heirs, agents, attorneys, insurers, representatives, and affiliates (each as an intended third party beneficiary) from any and all claims arising as a result of the filing of the bankruptcy case, including, but not limited to, any causes of action arising under Chapter 5 of the Bankruptcy Code, and (b) you hereby release the Company and its subsidiaries and affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its subsidiaries and affiliates and direct or indirect owners from any and all claims arising from or related to the Company existing as of the Emergence Date, including any claims arising out of or resulting from the commencement of the Company’s bankruptcy case.
5.    No Other Compensation or Benefits. You acknowledge and agree that, except as expressly provided for in this Letter Agreement, or as otherwise required by applicable law, you will not receive any additional compensation, severance or other benefits of any kind following the Emergence Date.
6.    Restrictive Covenants; Survival. You hereby agree to be bound by and subject to the restrictive covenants set forth in Appendix I hereto effective as of the Emergence Date. The obligations contained in Appendix I shall survive the termination or expiration of the transition services, the Consulting Services and your engagement with the Company and shall be fully enforceable thereafter pursuant to the terms therein.

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7.    Return of Company Property. On or as soon as reasonably practicable following the termination of the Consulting Services (or at any time prior thereto at the Company’s request), you will return all property belonging to the Company or any of its subsidiaries or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).
8.    Legal Fees. The Company will pay directly (or reimburse you for) the reasonable and properly documented legal fees and related expenses for your counsel incurred in connection with the negotiation and implementation of that certain “Summary of Terms for Advisory Services Agreement” (the “Term Sheet”) and this Letter Agreement, and to be supported by an invoice or bill as such is otherwise normally issued by your attorney, which may be summarized or redacted to preserve attorney-client privilege. Any costs and expenses paid or reimbursed hereunder will be paid within fifteen days (15) days after the Company’s receipt of your written request for payment or reimbursement; provided that in no event will any such amount be paid later than the end of the calendar year next following the calendar year in which the legal services (and related expenses) were provided.
9.    Governing Law. This Letter Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, will be governed by and construed in accordance with the laws of the State of California (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply) and any dispute in relation to this Letter Agreement will be subject to the exclusive jurisdiction of the California State courts. You and the Company irrevocably waive any objections which you or it may have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Letter Agreement or your engagement by, or provision of services to, any Company affiliate in any court in the State of California, and will further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum. You and the Company will waive any right you or it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Letter Agreement or your engagement by, or provision of services to, the Company or any of its subsidiaries or affiliates.
10.    Tax Matters. The Company may withhold from any and all amounts payable under this Letter Agreement such federal, state, local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation; provided that, with respect to all fees earned during the Post-Emergence Consulting Period, the Company will not withhold or deduct any amount in respect of taxes, income taxes, employment taxes or withholdings of any nature, and instead, you will be solely responsible for paying all foreign, federal, state, and local taxes, including income taxes, business taxes, estimated taxes, self-employment taxes, and any other taxes, fees, additions to tax, interest, or penalties (collectively, all of the foregoing, “Taxes”) which may be assessed, imposed, or incurred as a result of or relating to this Letter Agreement or any amounts received by

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you from the Company or any of its subsidiaries or affiliates during the Post-Emergence Consulting Period. You shall indemnify and hold harmless the Company and its subsidiaries and affiliates from and against any and all Taxes or other liabilities (including, without limitation, accountants’ and attorneys’ fees, costs and expenses) which may be assessed, imposed or incurred as a result of or relating to any amounts received by you from the Company with respect to the Post-Emergence Consulting Period. In the event the Company or any of its subsidiaries or affiliates is required to make any payments which are your obligations under this Letter Agreement, including to the Internal Revenue Service or any other taxing authority in respect of any Taxes, you shall, upon receipt of written notice from the Company, remit to the Company an amount equal to such payments, within ten business days from such notice.
11.    Entire Agreement. Except as otherwise expressly provided for herein, this Letter Agreement (including Exhibits A and B and Appendix I attached hereto) constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral (including, without limitation, the Term Sheet, the Employment Agreement and the CIC Agreement). This Letter Agreement will bind the heirs, personal representatives, successors and assigns of you and the Company and inure to the benefit of you, the Company, and your and its respective heirs, successors and assigns, provided that neither you nor the Company may assign rights or obligations hereunder without the express written consent of the other, except that the Company may assign its rights and obligations hereunder to a successor in interest to all or substantially all of the Company’s business, whether by way of merger, acquisition, consolidation or otherwise. This Letter Agreement may be amended or modified only by a written instrument executed by you and the Company. You agree to execute and deliver such additional documents as reasonably requested by the Company to evidence any of your covenants hereunder.

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12.    Dispute Resolution; Injunctive Relief.

(a)
Dispute Resolution. Any dispute or controversy arising under or in connection with this Letter Agreement or your engagement with the Company shall be settled exclusively by arbitration administered by JAMS, conducted before a single arbitrator, who shall be a current or former partner at an Am Law 100 firm; shall take place in San Francisco, California; and shall be conducted in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect, as modified herein. The decision of the arbitrator shall be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that the party that substantially prevails in such arbitration shall be awarded, and the losing party shall be required to pay, (i) the legal fees and expenses of the party that prevails, and (ii) the arbitration costs. All aspects of the arbitration shall be considered confidential and shall not be disseminated by any party with the exception of the ability and opportunity to prosecute its claim or assert its defense to any such claim or as otherwise may be required by applicable law.

(b)
Injunctive Relief. Notwithstanding the provisions of paragraph 12(a) above, you acknowledge that any actual or threatened breach of Appendix I will cause irreparable injury to the Company or any of its subsidiaries or affiliates or any of its or their respective operations, clients, shareholders, officers, directors or employees (each, a “Company Party”). Accordingly, in addition to any other relief available to the Company Parties, and in addition to the right to pursue arbitration under paragraph 12(a) above, the Company shall be entitled to seek and obtain, from a court of competent jurisdiction, emergency injunctive relief, including a temporary restraining order and/or preliminary injunction (without posting a bond), in connection with such actual or threatened breach. Such relief shall be in addition to any and all other remedies, including the recovery of monetary damages, attorneys’ fees and costs, available to the Company Parties against you for such breaches or threatened breaches. Upon the issuance (or denial) of an injunction, the underlying merits of any dispute will be resolved in accordance with the arbitration provisions of paragraph 12(a) of this Letter Agreement. You acknowledge that Appendix I is necessary for the protection of the Company Parties’ legitimate business interests and are reasonable in nature.

13.    Section 409A. Notwithstanding anything herein to the contrary, this Letter Agreement is intended to be interpreted and applied so that the payment of the benefits set forth

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herein either shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or shall comply with the requirements of such provision. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Letter Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Code Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A. To the extent that any reimbursements pursuant to this Letter Agreement or otherwise are taxable to you, any reimbursement payment due to you shall be paid to you on or before the last day of your taxable year following the taxable year in which the related expense was incurred; provided, that, you have provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company’s expense reimbursement policies. Reimbursements pursuant to this Letter Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that you receive in one taxable year shall not affect the amount of such reimbursements that you receive in any other taxable year. Notwithstanding any of the foregoing to the contrary, the Company and its respective officers, directors, employees, and agents make no guarantee that the terms of this Letter Agreement as written comply with, or are exempt from, the provisions of Code Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written to comply with, or be exempt from, the provisions of Code Section 409A.
14.    Counterparts & Signatures. This Letter Agreement may be executed in counterparts, each of which will be deemed an original, and together any counterparts will constitute one and the same instrument. Additionally, the parties agree that electronic reproductions of signatures (i.e., scanned PDF versions of original signatures, facsimile transmissions, and the like) will be treated as original signatures for purposes of execution of this Letter Agreement.

[Remainder of page intentionally left blank. Signature page follows.]

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If this Letter Agreement accurately reflects your understanding as to the terms and conditions of your transition and consulting services arrangements with the Company, please sign one copy of this Letter Agreement in the space provided below and return the same for the Company’s records.

Very truly yours,
AVAYA INC.
By:    /s/ Elizabeth McCarthy
Name:    Elizabeth McCarthy
Title:    VP Law
EXECUTIVE ACKNOWLEDGMENT
The above terms and conditions accurately reflect our understanding regarding the terms and conditions of my transition and consulting services arrangements with the Company, and I hereby confirm my agreement to the same.

Dated: 1/12, 2018	/s/ Kevin J. Kennedy Kevin J. Kennedy

Letter Agreement Signature Page

SIGN AND RETURN AFTER EMPLOYMENT SEPARATION DATE

EXHIBIT A

RELEASE
I, Kevin J. Kennedy (“Employee”), in consideration of and subject to the performance by Avaya Inc. (together with its subsidiaries, the “Company”) of its obligations under the Transition and Consulting Services Letter Agreement, dated as of December 20, 2017 (the “Letter Agreement”), do hereby agree as follows, and terms used herein but not otherwise defined shall have the meanings given to them in the Letter Agreement (the “Release”):

1.
Release. Employee, for himself and his heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Releasors”), hereby fully releases and discharges the Company and its parents, subsidiaries, affiliates, insurers, successors and assigns, and their respective officers, directors, employees, related parties and agents (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Related Parties”), from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands of whatsoever character, whether or not known, suspected or claimed, which the Releasors have, from the beginning of time through the date on which Employee signs this Release, including, but not limited to, (a) any and all claims or rights arising out of, or which might be considered to arise out of or to be connected in any way with, Employee’s relationship with the Company and its past, current and future parents, subsidiaries and affiliates (collectively, the “Company Entities”) or the termination of Employee’s relationship with the Company Entities; (b) any claims under any contracts, agreements or understandings Employee may have with any of the Related Parties, written or oral, at any time prior to the date hereof (including, but not limited to, under the Employment Agreement and/or the CIC Agreement); (c) with respect to any claims (including proofs of claims) asserted against the Company or any of its affiliated debtors in possession in their pending Chapter 11 cases; and (d) any claims or causes of action arising under any federal, state or local law, rule or ordinance, tort, express or implied contract, public policy, or any other obligation, including, without limitation, any claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Vietnam Era Veterans Readjustment Act of 1974, the Immigration Reform and Control Act of 1974, the Labor Management Relations Act, the National Labor Relations Act, the Occupational Safety and Health Act, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining

Notification Act, the Sarbanes-Oxley Act of 2002, and the Code, all as amended, and/or any other federal, state or local labor laws, wage and hour and wage payment laws, employee relations and/or fair employment practices laws, any public policy, any claim for misrepresentation, defamation or invasion of privacy, any claim for compensation, wages, commissions, bonuses, royalties, equity-based awards, deferred compensation, other monetary or equitable relief, vacation, personal or sick time, other fringe benefits, attorneys’ fees, or any tangible or intangible property of Employee’s that remains with the Company, and any other applicable laws, regulations and rules, whether arising under any contract (express or implied), agreement, statute, regulation, ordinance, common law, public policy or any other source. Employee specifically intends this Release to be the broadest possible release permitted under law. Notwithstanding the foregoing, Employee shall not be deemed to have released (i) any obligations undertaken within the Letter Agreement, this Release or any future claims Employee may have arising from or related to a breach of the Letter Agreement or this Release; (ii) any claims to indemnification to which Employee may be entitled under the Company’s certificate of incorporation, bylaws, indemnification agreements, directors and officers insurance policies, or applicable law with respect to the period of Employee’s employment; (iii) any claims or rights which cannot be waived by law, including Employee’s right to workers compensation; (iv) any vested and non-forfeitable benefits under any employee benefit plans; and (v) claims related to facts concealed by the Company.

2.
Covenant Not to Sue. Employee represents and warrants that Employee has not filed or caused to be filed any lawsuit, complaint or charge against any of the Related Parties in any court, any municipal, state or federal agency or any other tribunal. Employee agrees that Employee will not, to the fullest extent permitted by law, sue or file a complaint, grievance or demand for arbitration pursuing any claim released under this Release; cause or assist any person or entity to sue or file a complaint, grievance or demand for arbitration against any of the Related Parties for any claim released hereunder; or accept any monetary or other recovery in connection with any complaint, grievance or demand for arbitration brought by any other person or entity. For the avoidance of doubt, Employee is not waiving or releasing Employee’s right to file a charge with, or participate in an investigation by, the Equal Employment Opportunity Commission (“EEOC”) or any other government agency or participating in any EEOC or other agency investigation; Employee is, however, waiving Employee’s right to recover any monetary relief or other damages from any of the Related Parties in connection with such a charge or investigation, whether such charge is filed by Employee or someone else. Employee further represents and warrants that Employee has not assigned or conveyed to any other person or entity any part of or interest in the consideration paid by the Company under this Release or in any of the claims released in Paragraph 1 of this Release. The Released Parties are intended to be third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.

3.
Company Release. The Company hereby releases Employee and all of Employee’s heirs, agents, attorneys, insurers, representatives, and affiliates (each as an intended third party beneficiary) (collectively, the “Employee Released Parties”) from any and all claims from the beginning of time through the date upon which the Company signs this Release, including claims (a) arising from or in any way relating to Employee’s employment and/or service with the Company and/or Employee’s separation or termination from such employment and/or service; (b) arising from or in any way related to any agreement with any Released Parties; (c) arising from or in any way related to any awards, policies, plans, programs or practices of any Released Parties that may apply to Employee or in which Employee may participate; and/or (d) compensation and/or benefits that Employee has received from the Company prior to the date hereof and/or will receive pursuant to paragraph 3 of the Letter Agreement; provided that the foregoing release does not affect or waive any claims of the Company related to the Letter Agreement, this Release or any future release of such claims; and provided, further, that the following claims are not released under this Release: (x) claims related to facts concealed by Employee; or (y) claims related to any acts or omissions outside the scope of employment..

4.
Consideration. Employee acknowledges that Employee would not be entitled to the consideration (or any portion thereof) but for the terms of the Letter Agreement and this Release. Employee acknowledges and agrees that the consideration provided to Employee pursuant to the Letter Agreement and this Release: (a) is in full discharge of any and all liabilities and obligations of the Company to Employee, monetarily or otherwise, with respect to Employee’s employment; and (b) exceeds any payment, benefit or other thing of value to which Employee might otherwise be entitled. Employee acknowledges and agrees that he is solely and entirely responsible for the payment and discharge of all federal, state and local taxes, if any, that Employee owes under any federal, state and/or local laws as a result of the payments and other consideration provided pursuant to the Letter Agreement and this Release.

5.
California Waiver. The claims released herein by the parties include all such claims, whether known or unknown. Therefore, the parties waive the effect of California Civil Code Section 1542 and any other analogous provision of applicable law of any jurisdiction. Section 1542 states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF

KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

6.
Representation. No promise or inducement has been made to Employee other than those set forth in this Release and the Letter Agreement. This Release is executed by Employee without reliance on any promises or representations by the Company or any of its agents that is not included herein or in the Letter Agreement. Employee states that that he is fully competent to manage his business affairs and understands that he is waiving legal rights, whether presently known or hereafter discovered, by signing this Release. Employee hereby acknowledges that he has carefully read this Release and has had the opportunity to thoroughly discuss the terms of this Release with legal counsel of his choosing. Employee hereby acknowledges that he fully understands the terms, conditions and significance of this Release and its final and binding effect and that he affixes his signature hereto voluntarily, knowingly, of his own free will, and with the intent to be bound hereby. Employee represents and warrants that he has not assigned any of the claims waived hereunder to any other person or entity.

7.
Waiver. Employee understands that this Release includes a release covering all legal rights or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) (29 U.S.C. § 626, as amended), and all other federal, state, and local laws regarding age discrimination, whether those claims are presently known to Employee or hereafter discovered. Employee is not waiving or releasing any right or claim which Employee may have under the ADEA which arises after Employee signs this Release. To the extent the Company has a right to recoupment of any amounts paid to Employee under this Release, that right to recoupment shall not apply and the Company will not seek recoupment in the event Employee breaches the waiver and release of age discrimination claims by bringing any complaint, claim, charge or challenge under the ADEA. Employee acknowledges that he is entitled to consider the terms of this Release for twenty-one (21) days before signing it. Employee further understands that this Release shall be null and void if he fails to execute it prior to expiration of the twenty-one (21) day period. To execute this Release, Employee must sign and date this Release below and return a complete copy thereof to the Company c/o Elizabeth McCarthy, 4655 Great America Parkway, Santa Clara, CA 95054. Should Employee execute this Release within the twenty-one (21) day period, Employee understands that he may revoke this Release within seven (7) days of the day on which he signs it (the “Revocation Period”). Employee may revoke his acceptance by notifying the Company, c/o Elizabeth McCarthy, at the above contact information, in writing, within seven (7) calendar days after he executes this Release, by hand delivery, email, fax or overnight courier, at the address noted above. If Employee revokes this Release prior to the expiration of the Revocation Period, this Release and the promises contained herein (including, but not limited to, the

Company’s obligations hereunder) automatically shall be null and void. If Employee does not revoke this Release within seven (7) days of signing it, this Release shall become fully binding, effective and enforceable on the eighth (8th) calendar day after the day Employee executes it.

8.
No Admission. Employee agree that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or Employee of any improper or unlawful conduct.

9.	Breach. Should either party materially breach this Release, then:

a.	The non-breaching party shall have no further obligations to the breaching party under this Release (including, but not limited to, any obligation to make any further payments);

b.
The non-breaching party shall be entitled to recoup the amount of the payment(s) received pursuant to the Letter Agreement (if any), plus the reasonable attorneys’ fees and costs incurred in recouping such amounts;

c.	The non-breaching party shall have all rights and remedies available to it under this Release, the Letter Agreement and any applicable law; and

d.	All of the parties’ promises, covenants, representations and warranties under Appendix I shall remain in full force and effect.

10.	Survival. Employee hereby acknowledges that the Letter Agreement shall survive Employee’s execution of this Release.

/s/ Kevin J. Kennedy	DATED: 1/12/2018
KEVIN J. KENNEDY

/s/ Elizabeth McCarthy            DATED:    1/12/18
Elizabeth McCarthy, Vice President,
on behalf of AVAYA INC.

SIGN AND RETURN AFTER TERMINATION OF CONSULTING SERVICES

EXHIBIT B

RELEASE
I, Kevin J. Kennedy (“Consultant”), in consideration of and subject to the performance by Avaya Inc. (together with its subsidiaries, the “Company”) of its obligations under the Transition and Consulting Services Letter Agreement, dated as of December 20, 2017 (the “Letter Agreement”), do hereby agree as follows, and terms used herein but not otherwise defined shall have the meanings given to them in the Letter Agreement (the “Release”):

1.
Release. Consultant, for himself and his heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Releasors”), hereby fully releases and discharges the Company, its parents, subsidiaries, affiliates, insurers, successors and assigns, and their respective officers, directors, employees, related parties and agents (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Related Parties”), from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands of whatsoever character, whether or not known, suspected or claimed, which the Releasors have, from the beginning of time through the date on which Consultant signs this Release, including, but not limited to, (a) any and all claims or rights arising out of, or which might be considered to arise out of or to be connected in any way with, Consultant’s relationship with the Company and its past, current and future parents, subsidiaries and affiliates (collectively, the “Company Entities”) or the termination of Consultant’s relationship with the Company Entities; (b) any claims under any contracts, agreements or understandings Consultant may have with any of the Related Parties, written or oral, at any time prior to the date hereof (including, but not limited to, under the Employment Agreement and/or the CIC Agreement); (c) with respect to any claims (including proofs of claims) asserted against the Company or any of its affiliated debtors in possession in their pending Chapter 11 cases; and (d) any claims or causes of action arising under any federal, state or local law, rule or ordinance, tort, express or implied contract, public policy or any other obligation, or any tangible or intangible property of Consultant’s that remains with the Company, and any other applicable laws, regulations and rules, whether arising under any contract (express or implied), agreement, statute, regulation, ordinance, common law, public policy or any other source. Consultant specifically intends this Release to be the broadest possible release permitted under law. Notwithstanding the foregoing, Consultant shall not be deemed to have released (i) any obligations undertaken within the Letter Agreement, this Release or any future claims Consultant may have arising from or related to a breach of the Letter Agreement or this Release; (ii) any claims to indemnification to which Consultant may be entitled under the Company’s certificate of incorporation, bylaws, indemnification agreements, directors and officers insurance policies, or applicable law with respect to the period prior to the Post-Emergence Consulting Period; (iii) any claims or rights which cannot be waived by law; (iv) any vested and non-forfeitable benefits under any employee benefit plan; and (v) claims related to facts concealed by the Company.

2.
Covenant Not to Sue. Consultant represents and warrants that Consultant has not filed or caused to be filed any lawsuit, complaint or charge against any of the Related Parties in any court, any municipal, state or federal agency or any other tribunal. Consultant agrees that Consultant will not, to the fullest extent permitted by law, sue or file a complaint, grievance or demand for arbitration pursuing any claim released under this Release; cause or assist any person or entity to sue or file a complaint, grievance or demand for arbitration against any of the Related Parties for any claim released hereunder; or accept any monetary or other recovery in connection with any complaint, grievance or demand for arbitration brought by any other person or entity. For the avoidance of doubt, Consultant is not waiving or releasing Consultant’s right to file a charge with, or participate in an investigation any government agency or participating in any government agency investigation; Consultant is, however, waiving Consultant’s right to recover any monetary relief or other damages from any of the Related Parties in connection with such a charge or investigation, whether such charge is filed by Consultant or someone else. Consultant further represents and warrants that Consultant has not assigned or conveyed to any other person or entity any part of or interest in the consideration paid by the Company under this Release or in any of the claims released in Paragraph 1 of this Release. The Released Parties are intended to be third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.

3.
Company Release. The Company hereby releases Consultant and all of Consultant’s heirs, agents, attorneys, insurers, representatives and affiliates (each as an intended third party beneficiary) (collectively, the “Consultant Released Parties”) from any and all claims from the beginning of time through the date upon which the Company signs this Release, including claims (a) arising from or in any way relating to Consultant’s engagement with the Company and/or Consultant’s separation or termination from such employment and/or service; (b) arising from or in any way related to any agreement with any Released Parties; (c) arising from or in any way related to any awards, policies, plans, programs or practices of any Released Parties that may apply to Consultant or in which Consultant may participate; and/or (d) compensation and/or benefits that Consultant have received from the Company prior to the date hereof and/or will receive pursuant to paragraph 3 of the Letter Agreement; provided that the foregoing release does not affect or waive any claims of the Company related to the Letter Agreement, this Release or any future release of such claims; and

provided, further, that the following claims are not released under this Release: (x) claims related to facts concealed by Consultant; or (y) claims related to acts or omissions outside the scope of the Consulting Services.

4.
Consideration. Consultant acknowledges that Consultant would not be entitled to the consideration (or any portion thereof) but for the terms of the Letter Agreement and this Release. Consultant acknowledges and agrees that the consideration provided to Consultant pursuant to the Letter Agreement and this Release: (a) is in full discharge of any and all liabilities and obligations of the Company to Consultant, monetarily or otherwise, with respect to Consultant’s engagement; and (b) exceeds any payment, benefit or other thing of value to which Consultant might otherwise be entitled. Consultant acknowledges and agrees that he is solely and entirely responsible for the payment and discharge of all federal, state and local taxes, if any, that Consultant owes under any federal, state and/or local laws as a result of the payments and other consideration provided pursuant to the Letter Agreement and this Release.

5.
California Waiver. The claims released herein by the parties include all such claims, whether known or unknown. Therefore, the parties waive the effect of California Civil Code Section 1542 and any other analogous provision of applicable law of any jurisdiction. Section 1542 states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

6.
Representation. No promise or inducement has been made to Consultant other than those set forth in this Release and the Letter Agreement. This Release is executed by Consultant without reliance on any promises or representations by the Company or any of its agents that is not included herein or in the Letter Agreement. Consultant states that that he is fully competent to manage his business affairs and understands that he is waiving legal rights, whether presently known or hereafter discovered, by signing this Release. Consultant hereby acknowledges that he has carefully read this Release and has had the opportunity to thoroughly discuss the terms of this Release with legal counsel of his choosing. Consultant hereby acknowledges that he fully understands the terms, conditions and significance of this Release and its final and binding effect and that he affixes his signature hereto voluntarily, knowingly, of his own free will, and with the intent to be bound hereby. Consultant represents and warrants that he has not assigned any of the claims waived hereunder to any other person or entity.

7.
Effective Date. Consultant acknowledges that he is entitled to consider the terms of this Release for twenty-one (21) days before signing it. Consultant further understands that this Release shall be null and void if he fails to execute it prior to expiration of the twenty-one (21) day period. To execute this Release, Consultant must sign and date this Release below and return a complete copy thereof to the Company c/o Elizabeth McCarthy, 4655 Great America Parkway, Santa Clara, CA 95054. Should Consultant execute this Release within the twenty-one (21) day period, Consultant understands that he may revoke this Release within seven (7) days of the day on which he signs it (the “Revocation Period”). Consultant may revoke his acceptance by notifying the Company, c/o Elizabeth McCarthy, at the above contact information, in writing, within seven (7) calendar days after he executes this Release, by hand delivery, email, fax or overnight courier, at the address noted above. If Consultant revokes this Release prior to the expiration of the Revocation Period, this Release and the promises contained herein (including, but not limited to, the Company’s obligations hereunder) automatically shall be null and void. If Consultant does not revoke this Release within seven (7) days of signing it, this Release shall become fully binding, effective and enforceable on the eighth (8th) calendar day after the day Consultant executes it.

8.
No admission.     Consultant agree that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or Consultant of any improper or unlawful conduct

9.	Breach. Should either party materially breach this Release, then:

a.	The non-breaching party shall have no further obligations to the breaching party under this Release (including, but not limited to, any obligation to make any further payments);

b.
The non-breaching party shall be entitled to recoup the amount of the payment(s) received pursuant to the Letter Agreement (if any), plus the reasonable attorneys’ fees and costs incurred in recouping such amounts;

c.	The non-breaching party shall have all rights and remedies available to it under this Release, the Letter Agreement and any applicable law; and

d.	All of the parties’ promises, covenants, representations and warranties under Appendix I shall remain in full force and effect.

10.	Survival. Consultant hereby acknowledges that the Letter Agreement shall survive Consultant’s execution of this Release.

DATED:
KEVIN J. KENNEDY

DATED:
Elizabeth McCarthy, Vice President,
on behalf of AVAYA INC.

Appendix I
RESTRICTIVE COVENANTS
Kevin J. Kennedy

1.    Non-Competition. The following covenant shall cover your activities in every part of the Territory (as defined below). From the date of the Letter Agreement until the second anniversary of the Emergence Date (the “Restricted Period”), you will not, directly or indirectly, (a) whether paid or not, serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor or otherwise for, (b) own, purchase, organize or take preparatory steps for the organization of, or (c) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in or affiliate yourself with, any business whose business, product(s) or operations are in direct competition with the Company Group’s business.

“Territory” means all states of the United States of America from which any member of the Company Group derived revenue or in which any member of the Company Group conducted business at any time during the two-year period prior to the date of termination of your relationship with the Company Group. The foregoing shall not prevent: (i) your passive ownership of no more than two percent (2%) of the equity securities of any publicly traded company; (ii) your ownership of no more than ten percent (10%) of the equity securities of a privately traded company; or (ii) your provision of services to a division or subsidiary of a multi-division entity or holding company, so long as (A) no division or subsidiary to which you provide services is in any way competitive with or similar to any business of the Company Group, and (B) you are not involved in, and do not otherwise engage in competition on behalf of, the multi-division entity or any competing division or subsidiary thereof.
2.    Non-Solicitation of Customers. During the Restricted Period, you will not, directly or indirectly, contact or cause to be contacted, or engage in any form of oral, verbal, written, recorded, transcribed or electronic communication with, any customer of the Company Group for the purpose of conducting business that is competitive with or similar to that of the Company Group or for the purpose of disadvantaging the Company Group’s business in any way; provided that this restriction applies only (a) with respect to a customer who is or has been a customer of the Company Group at any time within the immediately preceding one-year period or whose business has been solicited on behalf of the Company Group by any of its officers, employees or agents within said one-year period, other than by form letter, blanket mailing or published advertisement, and (b) if you have performed work for such customer during your relationship with the Company Group, have been introduced to, or otherwise have contact with, such customer as a result of your relationship with the Company Group, or have had access to Confidential Information (as defined below) which would assist in the solicitation of such customer. The foregoing restrictions shall not apply to general solicitation or advertising, including through media and trade publications.

“Confidential Information” means any and all information of the Company Group, whether or not in writing, that is not generally known by others with whom the Company Group competes or does business, or with whom it plans to compete or do business, and any and all information, which, if disclosed, would assist in competition against the Company Group, including but not limited to (a) all proprietary information of the Company Group, including but not limited to the products and services, technical data, methods, processes, know-how, developments, inventions, and formulae of the Company Group, (b) the development, research, testing. marketing and financial activities and strategic plans of the Company Group, (c) the manner in which the Company Group operates, (d) the Company Group’s costs and sources of supply, (e) the identity and special needs of the customers, prospective customers and subcontractors of the Company Group, and (f) the people and organizations with whom the Company Group has business relationships and the substance of those relationships. Without limiting the generality of the foregoing, Confidential Information shall specifically include: (i) any and all product testing methodologies, product test results, research and development plans and initiatives, marketing research, plans and analyses, strategic business plans and budgets and technology grids; (ii) any and all vendor, supplier and purchase records, including without limitation the identity of contacts at any vendor, any list of vendors or suppliers, any lists of purchase transactions and/or prices paid; and (iii) any and all customer lists and customer and sales records, including without limitation the identity of contacts at purchasers, any list of purchasers, and any list of sales transactions and/or prices charged by the Company Group. Confidential Information also includes any information that the Company Group may receive or has received from customers, subcontractors, suppliers or others, with any understanding, express or implied, that the information would not be disclosed. Notwithstanding the foregoing, Confidential Information does not include information that (A) is known or becomes known to the public in general (other than as a result of a breach by you), (B) is or has been independently developed or conceived by you without use of the Company Group’s Confidential Information or (C) is or has been made known or disclosed to you by a third party without a breach of any obligation of confidentiality such third party may have to the Company Group of which you are aware.
3.    Non-Solicitation of Employees and Independent Contractors. During the Restricted Period, you will not, and will not assist anyone else to, (a) solicit for hiring any employee of the Company Group, or (b) solicit any independent contractor providing services to the Company Group to terminate or diminish in any substantial respect his or her relationship with the Company Group. For purposes of this Appendix I, an “employee” or “independent contractor” of the Company means any person who is or was such at any time within the preceding six-month period. The foregoing restrictions shall not apply to general solicitation or advertising, including through media, trade publications and general job postings.

4.    Non-Solicitation of Others. You agree that, during the Restricted Period, you will not solicit, encourage, or induce, or cause to be solicited, encouraged or induced, directly or indirectly, any franchisee, joint venture, supplier, vendor or contractor who conducted business with the Company Group at any time during the two-year period preceding the date of termination of your relationship with the Company Group, to terminate or adversely modify any business relationship with the Company Group, or not to proceed with, or enter into, any business relationship with the Company Group, nor shall you otherwise interfere with any business relationship between the Company and any such franchisee, joint venture, supplier, vendor or contractor.

5.    Cooperation. You agree to reasonably cooperate with the Company Group in any litigation without additional compensation; provided, however, reasonable efforts will be made not to interfere with your personal and professional pursuits.
6.    Intellectual Property.
(a)    In signing the Letter Agreement, you hereby assign and shall assign to the Company all of your right, title and interest in and to all inventions, discoveries, improvements, ideas, mask works, computer or other apparatus programs and related documentation, and other works of authorship (hereinafter each designated “Intellectual Property”), whether or not patentable, copyrightable or subject to other forms of protection, made, created, developed, written or conceived by you during the period of your prior employment with the Company Group or at any time during the Post-Emergence Consulting Period, whether during or outside of regular working hours, either solely or jointly with another, in whole or in part, either: (i) in the course of such employment or service, (ii) relating to the actual or anticipated business or research and development of the Company Group, or (iii) with the use of time, material, private or proprietary information or facilities of the Company Group.
(b)    You will, without charge to the Company, but at its expense, execute a specific assignment of title to the Company and do anything else reasonably necessary to enable the Company to secure a patent, copyright or other form of protection for said Intellectual Property anywhere in the world.

(c)    You acknowledge that the copyrights in Intellectual Property created within the scope of your relationship with the Company Group belong to the Company Group by operation of law.
(d)    You previously provided to the Company a list (the “Prior Invention List”) describing all inventions, original works of authorship, developments, improvements and trade secrets which you made prior to the date on which you commenced your relationship with the Company Group and which belong to you and are not assigned to the Company (collectively referred to as the “Prior Inventions”); and if you did not provide a Prior Invention List, you represent and warrant that there are no Prior Inventions.
(e)    Exception to Assignments. YOU UNDERSTAND THAT THE PROVISIONS OF THIS APPENDIX I REQUIRING ASSIGNMENT OF INTELLECTUAL PROPERTY (AS DEFINED ABOVE) TO THE COMPANY DO NOT APPLY TO ANY INTELLECTUAL PROPERTY THAT QUALIFIES FULLY UNDER THE PROVISIONS OF CALIFORNIA LABOR CODE SECTION 2870 (ATTACHED HERETO AS ANNEX A). YOU WILL ADVISE THE COMPANY PROMPTLY IN WRITING OF ANY INVENTIONS THAT YOU BELIEVE MEET THE CRITERIA IN CALIFORNIA LABOR CODE SECTION 2870 AND WHICH WERE NOT OTHERWISE DISCLOSED ON THE PRIOR INVENTION LIST PREVIOUSLY DELIVERED TO THE COMPANY TO PERMIT A DETERMINATION OF OWNERSHIP BY THE COMPANY. ANY SUCH DISCLOSURE WILL BE RECEIVED IN CONFIDENCE.
7.    Non-Disparagement.
(a)    The Company Group will instruct its current and future executive officers and directors and its advisors not to, whether in private or in public, directly or indirectly, make any statements that in any way defame, disparage, or that that could otherwise reasonably be expected to negatively impact you or your reputation at any time. The foregoing shall not be violated by making otherwise permissible statements in connection with the performance (and evaluation of such performance) of the transition services or the Consulting Services, by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), nor by any disclosure permitted pursuant to this Letter Agreement, including this Appendix I.
(b)    At all times, but subject to the proviso set forth at clause (ii) hereof, including after termination of the Consulting Services, regardless of the reason for termination, you will not: (i) whether in private or in public, directly or indirectly, make any statements that in any way defame, disparage, or that that could otherwise reasonably be expected to negatively impact the Company

Group or any of the Company Parties or the goodwill or reputation of the Company Group or any of the Company Parties; (ii) without advance written consent by the Company, the applicable member(s) of the Company Group or the applicable Company Party/Parties, as applicable (such consent not to be unreasonably withheld) publicly comment on or discuss the Company Group or any of the Company Parties with any media source or outlet (whether negatively or otherwise); provided that this clause (ii) shall apply only during the Restricted Period nor will you publicize any material related to the Company Group or any of the Company Parties; or (iii) use the name(s), logo(s), trademark(s), trade name(s), service mark(s) or symbol(s) of the Company Group or any of the Company Parties, or otherwise suggest or imply that you are affiliated with the Company Group or any of the Company Parties, have been endorsed or recommended by, the Company Group or any of the Company Parties, including, but not limited to, in any (A) written, electronic, or oral marketing, promotional or advertising communication, (B) brochure, newsletter, book, electronic database, blog, Tweet, website, social media site or application or other similar method, or (C) other publicly available format, in each case, without the Company Group’s explicit prior written approval as to the specific wording and design of such communication and the Company Group’s explicit prior written approval as to each instance of such communication, which approvals may be granted or denied in the Company’s sole discretion and without explanation. The Company Group may, at any time upon written notice, rescind any previously granted approval. The foregoing requirements shall not be violated by truthful statements in response to legal process, required governmental testimony or filings or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), nor by any disclosure permitted pursuant to this Letter Agreement, including this Appendix I.
(c)    Nothing in this Letter Agreement, including this Appendix I, shall prohibit or restrict you or any member of the Company Group from lawfully (i) communicating or cooperating with, providing relevant information to, or otherwise assisting in an investigation by any governmental or regulatory body or official(s) regarding a possible violation of any law or any rule or regulation; (ii) responding to any inquiry from such authority, including an inquiry about the existence of this Letter Agreement or its underlying facts; or (iii) testifying, participating, or otherwise assisting in an action or proceeding relating to a possible violation of any such law, rule, or regulation herein. Furthermore, nothing herein shall (A) prohibit you from collecting any financial incentives from parties other than the Company Parties in connection with any activities described in the foregoing clause; or (B) require notification or prior approval by the Company Group of any reporting described in the foregoing clause. Furthermore, notwithstanding the above or any other provision of this Letter Agreement, including this Appendix I, the parties acknowledge that the federal Defend Trade Secrets Act (“DTSA”) provides that an individual shall not be held criminally or civilly liable for the disclosure of a trade secret that is made (1) in confidence to a government official or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the parties acknowledge that the DTSA provides that an individual who files a retaliation lawsuit against an entity for reporting a suspected violation of law may disclose a trade secret to his/her attorney and use the trade secret information in court, but only if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.
8.    Enforcement.
(a)    The Company Group agrees that it will not seek to enforce any violation of Sections 1, 2 or 4 of this Appendix I that primarily takes place in the State of California, during any period of time when such enforcement is contrary to or otherwise prohibited by California law or regulation.
(b)    The Company will consider in good faith your written request to approve employment during Restricted Period that would otherwise conflict with your obligations under Section 1 of this Appendix I and such approval will not be unreasonably withheld. Such employment, whether approved under this section or employment that does not conflict with your obligations under Section 1 of this Appendix I, shall have no impact on your right to your Annual Consulting Fee and Annual Consulting Completion Fee.
9.    Acknowledgement. In signing this Letter Agreement, including this Appendix I, you have carefully read and considered all of the terms and conditions herein, including the restraints imposed under this Appendix I. You agree that these restraints are necessary for the reasonable and proper protection of the Company Group, and that each and every one of the restraints is reasonable in respect of subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent you from obtaining other suitable engagement during the period in which you are bound by the restraints. It is also agreed that each member of the Company Group is a third party beneficiary and will have the right to enforce all of your obligations to that affiliate under this Appendix I.
10.    Reformation. If it is determined by an arbitrator or court of competent jurisdiction in any state that any restriction in this Appendix I is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the arbitrator or court to render it enforceable to the maximum extent permitted by the laws of that state.
11.    Tolling. In the event of any violation of the provisions of this Appendix I, you acknowledge and agree that the restrictions contained in this Appendix I shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable restriction shall be tolled during any period of such violation.

12.    Survival of Provisions. The obligations contained in this Appendix I shall survive the termination or expiration of the transition services, the Consulting Services and your engagement with the Company Group and shall be fully enforceable thereafter.
[Annex A follows.]

Annex A
CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME-EXEMPTION

“(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)    Result from any work performed by the employee for the employer.

(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

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